     As filed with the Securities and Exchange Commission on March 12, 2002

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------
                                   ITRON, INC.
             (Exact name of registrant as specified in its charter)

         Washington                                        91-1011792
         ----------                                        ----------
(State or other jurisdiction of                 (I.R.S. Employer Identification
 incorporation or organization)                              Number)

                                   Itron, Inc.
                            2818 North Sullivan Road
                         Spokane, Washington 99216-1897
                                 (509) 924-9900

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               David G. Remington
                    Vice President & Chief Financial Officer
                                   Itron, Inc.
                            2818 North Sullivan Road
                         Spokane, Washington 99216-1897
                                 (509) 924-9900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------
                                   Copies to:

     C. Kent Carlson, Esq.                                Andrew Bor, Esq.
     Michael P. Moyer, Esq.                             Lance W. Bass, Esq.
    Preston Gates Ellis LLP                              Michael Wood, Esq.
  701 Fifth Avenue, Suite 5000                            Perkins Coie LLP
   Seattle, Washington 98104                       1201 Third Avenue, Suite 4800
     (206) 623-7580                                  Seattle, Washington 98101
                                                        (206) 583-8888
                              ---------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the Effective Date of this Registration Statement as determined by the selling shareholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ---------------------
                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
   Title of each class of                        Proposed maximum      Proposed maximum       Amount of
         securities            Amount to be     offering price per    aggregate offering  registration fee
      to be registered        registered (1)         unit (2)              price (2)
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value    848,870 shares          $27.17            $23,063,797.90        $2,121.87
=============================================================================================================

(1) All 848,870 shares registered pursuant to this registration statement are to be offered by the selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on March 12, 2002.
                              ---------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED _________ __, 2002

                                   PROSPECTUS

                                 848,870 Shares

                              [LOGO OF ITRON, INC.]

                                   Itron, Inc.

                               ---------------------

                                  Common Stock
                           with no par value per share

                              ---------------------

     This prospectus is part of a registration statement that covers 848,870 shares of our common stock. These shares may be offered and sold from time to time by the selling shareholders listed in this prospectus. We will not receive any of the proceeds from sales of these shares by the selling shareholders.

     Our common stock is traded on The Nasdaq National Market(R) under the symbol "ITRI". On March 11, 2002, the last sale price of the common stock, as reported on The Nasdaq National Market, was $27.46 per share.

     The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell their shares from time to time on The Nasdaq National Market or otherwise. They may sell the shares at prevailing market prices or at prices negotiated with purchasers. The selling shareholders will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses.

     Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 3.

                              ---------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------


                   The date of this prospectus is __________________ ____, 2002.

                                    CONTENTS

SUMMARY OF THE TRANSACTION .................................................   2

RISK FACTORS ...............................................................   3

FORWARD-LOOKING STATEMENTS .................................................   8

WHERE YOU CAN FIND MORE INFORMATION ........................................   8

INCORPORATION OF INFORMATION WE FILE WITH THE SEC ..........................   8

USE OF PROCEEDS ............................................................   9

DETERMINATION OF OFFERING PRICE ............................................   9

SELLING SHAREHOLDERS .......................................................   9

PLAN OF DISTRIBUTION .......................................................  11

LEGAL MATTERS ..............................................................  12

EXPERTS ....................................................................  12

     We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. Our affairs may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements incorporated by reference into this prospectus, before making an investment decision. References in this prospectus to "Itron", "we", "our" and "us" refer to Itron, Inc. Our principal executive offices are located at 2818 North Sullivan Road, Spokane, Washington 99216-1897 and our telephone number is
(509) 924-9900.

     Itron provides technology and knowledge to the energy and water industry for collecting, analyzing and applying data about electric, gas and water usage. We design, develop, manufacture, market, install and service hardware, software and integrated systems related to the energy and water industries. Our sales include hardware, custom and licensed software, consulting, project management and installation and sales support activities. Our services include post-sale maintenance support and outsourcing services where we own and operate systems. We also operate systems for a periodic fee.

     For additional information about Itron's business, see Itron's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000 including financial statements and other information contained therein, and other documents Itron has filed with the Securities and Exchange Commission, which are incorporated into this prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION" at page 8. The information on Itron's web site is not part of this prospectus.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference into this prospectus and in the documents to which we refer you, you should consider carefully the following risk factors in deciding whether to purchase shares of Itron's stock.

     Itron is dependent on the utility industry, the economics of which are uncertain due to mergers and acquisitions and regulatory reform:

     We derive substantially all of our revenues from sales of products and services to the utility industry. We have experienced variability of operating results, on both an annual and a quarterly basis, due primarily to utility purchasing patterns and delays of purchasing decisions as a result of changes or potential changes in the state and federal regulatory frameworks within which the utility industry operates, and mergers and acquisitions in the utility industry. The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Purchases of our products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors.

     The domestic electric utility industry is currently the focus of regulatory reform initiatives in virtually every state. These initiatives have resulted in significant uncertainty for industry participants and raised concerns regarding assets that would not be considered for recovery through ratepayer charges. Consequently, in recent years, many utilities have delayed purchasing decisions that involve significant capital commitments. While we expect some states will act on these regulatory reform initiatives in the near term, and some states have, there can be no assurance that the current regulatory uncertainty will be resolved in the near future or that the advent of new regulatory frameworks will not have a material adverse effect on our business, financial condition and results of operations. For example, in California, where the new regulatory framework put utilities in the position of selling electricity at prices substantially below their cost, several of the large investor owned utilities, including Pacific Gas and Electric Company have filed for bankruptcy or come close to bankruptcy. In the event that additional utilities were to enter into bankruptcy proceedings, our business could be adversely affected.

     Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utility companies are pursuing merger and acquisition strategies. We have experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, such purchase decisions are put on hold indefinitely when merger negotiations begin. The pattern of merger and acquisition activity among utilities may continue for the foreseeable future. If such merger and acquisition activity continues at its current rate or intensifies, our revenues may continue to be materially adversely affected.

     Certain state regulatory agencies are considering the "unbundling" of metering and certain other services from the basic transport aspects of electricity distribution. Unbundling includes the identification of the separate costs of metering and other services and may extend to subjecting metering and other services to competition. The discontinuance of a utility's metering monopoly could have a significant impact upon the manner in which we market and sell our products and services. As the customer for our products and services could change from utilities alone to utilities and their competitive suppliers of metering services, we could also be required to modify our products and services (or develop new products and services) to meet the needs of the participants in a competitive meter services market.

     Itron has suffered recent operating losses:

     While we were profitable in all quarters after March 31, 2000, we have experienced operating losses in certain quarters and years from 1996 through the first quarter of 2000. There can be no assurance that we will maintain consistent profitability on a quarterly or annual basis. We have experienced variability of quarterly results and believe our quarterly results will continue to fluctuate as a result of factors such as size and timing of significant customer orders, delays in customer purchasing decisions, FCC or other governmental actions, timing and levels of development and other operating expenses, shifts in product or sales channel mix, and increased competition. Our operating margins have in the past been adversely affected by excess manufacturing capacity. We expect competition in the automated meter reading market to increase as current competitors and new market entrants introduce competitive products. Operating margins also may be affected by other factors. For example, in the past, we entered into large network automated meter reading contracts with Duquesne and Virginia Power with margins significantly below our historical margins due to the early stage of our network products at the time those systems were shipped and installed, and due to competitive pressures.

     Itron has a concentrated customer base, and therefore the loss of a single customer could negatively affect its operating results:

     In some years, our revenues are concentrated with a limited number of customers, the identity of which changes over time. From time to time, we are dependent on large, multi-year contracts that are subject to cancellation or rescheduling by our customers. Cancellation or postponement of one or more of these contracts would have a material adverse effect on us.

     Itron depends on its ability to develop new products:

     We have made, and expect to continue to make, substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance our existing products. This product development will require continued investment in order to maintain our market position. There can be no assurance that unforeseen problems will not occur with respect to the development, performance, market acceptance or regulatory compliance of our technologies or products. Development schedules for technology products are subject to uncertainty, and there can be no assurance that we will meet our product development schedules. We have previously experienced significant delays and cost overruns in development of new products, and there can be no assurance that delays or cost overruns will not be experienced in the future. Delays in new product development, including software, can result from a number of causes, including changes in product definition during the development stage, changes in customer or regulatory requirements, initial failures of products or unexpected behavior of products under certain conditions, failure of third-party-supplied components to meet specifications or lack of availability of such components, unplanned interruptions caused by problems with existing products that can result in reassignment of product development resources, and other factors. Delays in the availability of new products, or the inability to successfully develop or acquire products that meet customer needs, could result in increased competition, the loss of revenue or increased service and warranty costs, any of which would have a material adverse effect on our business, financial condition and results of operations.

     Itron depends in part on the installation, operations and maintenance of automated meter reading systems pursuant to outsourcing contracts:

     A portion of our business consists of outsourcing, wherein we install, operate and maintain automated meter reading systems that we may continue to own in order to provide meter reading and other related services to utilities and their customers. We currently have three outsourcing contracts involving mobile automated meter reading solutions and, in one of those cases, the system has been sold on a turnkey basis. We use the service contract method of accounting for our outsourcing contracts. These outsourcing contracts are subject to cancellation in certain circumstances in the event of a material and continuing failure on our part to meet contractual performance standards on a consistent basis over agreed time periods. Cancellation of any of these outsourcing contracts in whole or in part would mean that a portion of the approximately $12.9 million of our equipment used in such contracts would be of no value.

     Itron is facing increasing competition in the telecommunications industry:

     We face competitive pressures from a variety of companies in each of the markets we serve. In the radio-based network automated meter reading market, companies such as Schlumberger, Nexus, Innovatec, Ramar and Hexagram currently offer alternative solutions to the utility industry and compete aggressively with us. The emerging market for two-way communications systems for advanced metering and billing for the utility industry, together with the potential market for the same kind of systems to provide energy delivery optimization and Internet connections to customers, have led communications, electronics and utility companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with our current and future product and service offerings. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services, to utilities and other industry participants. We believe that several large suppliers of equipment, services or technology to the utility industry may be developing competitive products for the automated meter reading market. In addition, large meter manufacturers could expand their current product and services offerings so as to compete directly with us. To stimulate demand, and due to increasing competition in the automated meter reading market, we have from time to time lowered prices on our automated meter reading products and may continue to do so in the future. We also anticipate increasing competition with respect to the features and functions of our products. In the handheld systems market, we have encountered competition from a number of companies, resulting in margin pressures in the maturing domestic handheld systems business and in some international markets. Many of our present and potential future competitors have or may have substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition and experience than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. There can be no assurance that we will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on our business, financial condition, results of operations and cash flow.

     Itron may be affected by uncertainty of market acceptance of new technology:

     The automated meter reading market is evolving, and it is difficult to predict the future growth rate and size of this market. International market demand for automated meter reading systems varies by country based on such factors as the regulatory and business environment, labor costs and other economic conditions. Further market acceptance of our new automated meter reading products and systems will depend in part on our ability to demonstrate cost effectiveness, strategic and other benefits of our products and systems, the utilities' ability to justify such expenditures and the direction and pace of federal and state regulatory reform actions. In the event that the utility industry does not adopt our technology or does not adopt it as quickly as we expect, our future results will be materially and adversely affected.

     The telecommunications industry is characterized by rapid technological evolution:

     The telecommunications industry, including the data transmission segment, currently is experiencing rapid and dramatic technology advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities, and private communications networks has greatly expanded communications capabilities and market opportunities. Many companies from diverse industries are actively seeking solutions for the transmission of data over traditional communications mediums, including radio-based and cellular telephone networks. Competitors may be capable of offering significant cost savings or other benefits to our customers. There can be no assurance that technological advances will not cause our technology to become obsolete or uneconomical.

     Itron is susceptible to the availability and regulation of radio spectrum:

     A significant portion of our products use radio spectrum, and in the United States are subject to regulation by the FCC. Licenses for radio frequencies must be obtained and periodically renewed. There can be no assurance that any license granted to us or our customers will be renewed on acceptable terms, if at all, or that the FCC will keep in place rules for our frequency bands that are compatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and there can be no assurance that the FCC or Congress will not adopt additional changes in the future.

     More recently, on January 2, 2002, the FCC released a Report and Order choosing among three options for allocating the 1427-1432 MHz band. The FCC chose a modified option that incorporated a "band plan" suggested by Itron and the representatives of wireless medical telemetry, but deferred to a future proceeding adoption of rules that would provide more assurance that Itron would have access to adequate spectrum in this band. There can be no guarantee that the FCC ruling on this matter will not have a materially adverse impact on the Company's financial condition.

     We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. There can be no assurance that we would be able to modify our products to meet such requirements, that we would not experience delays in completing such modifications or that the cost of such modifications would not have a material adverse effect on our future financial condition and results of operations.

     Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for the use we intend. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. In the event that the unlicensed frequencies become unacceptably crowded or restrictive, and no additional frequencies are allocated, our business could be materially adversely affected.

     We are also subject to regulatory requirements in international markets that vary by country. To the extent we wish to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and power specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products.

     A number of key personnel are critical to the success of Itron's business:

     Our success depends in large part upon our ability to retain highly qualified technical and management personnel, the loss of one or more of whom could have a material adverse effect on our business. Our success depends upon our ability to continue to attract and retain highly qualified personnel in all disciplines. There can be no assurance that we will be successful in hiring or retaining the requisite personnel.

     If Itron is not able to adequately protect its intellectual property, or if Itron infringes the intellectual property of third parties, Itron may be adversely affected:

     While we believe that our patents, trademarks and other intellectual property have significant value, there can be no assurance that these patents and trademarks, or any patents or trademarks issued in the future, will provide meaningful competitive advantages. There can be no assurance that our patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Despite our efforts to safeguard and maintain our proprietary rights, there can also be no assurance that such rights will remain protected or that our competitors will not independently develop patentable technologies that are substantially equivalent or superior to our technologies.

     Itron depends on certain key vendors for components and internal manufacturing capabilities:

     Certain of our products, subassemblies and components are procured from a single source, and others are procured only from limited sources. Our reliance on such components or on these limited or sole source vendors or subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. In particular, we currently obtain the majority of our handheld meter-reading devices from one vendor with locations in Spokane and Liberty Lake, Washington. Also, we may be affected by worldwide shortages of certain components such as capacitors, inductors and certain types of memory and discrete semiconductor devices. A significant price increase in certain components or subassemblies could have a material adverse effect on our results of operations. Although we believe alternative suppliers of these products, subassemblies and components are available, in the event of supply problems from our sole- or limited-source vendors or subcontractors, our inability to develop alternative sources of supply quickly or cost-effectively could materially impair our ability to manufacture our products and, therefore, could have a material adverse effect on our business, financial condition and results of operations. In the event of a significant interruption in production at our manufacturing facilities, considerable time and effort could be required to establish an alternative production line. Depending on which production lines were affected, such a break in production would have a material adverse effect on our business, financial condition, and results of operations.

     Itron is dependent on outsourcing financing:

     We intend to utilize limited recourse, long-term, fixed-rate project financing for our future outsourcing contracts. We have established Itron Finance, Inc. as a wholly owned Delaware subsidiary and plan to establish subsidiaries of Itron Finance, Inc. for this purpose. Although we completed a project financing facility for an automated meter reading project in 1997, there can be no assurance that we will be able to effect other project financing facilities. If we are unable to utilize limited recourse, long-term, fixed-rate project financing for our outsourcing contracts, our borrowing capacity will be reduced, and we may be subject to the negative effects of floating interest rates if we cannot hedge this exposure.

     Itron is subject to international regulation and business uncertainties:

     Our international sales and operations may be subject to risks such as the imposition of government controls, political instability, export license requirements, restrictions on the export of critical technology, currency exchange rate fluctuations, generally longer receivables collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect our products to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our business, financial condition, and results of operations.

     Itron has anti-takeover provisions in place that make it more difficult for a third party to acquire it:

     We have the authority to issue 10 million shares of preferred stock in one or more series, and to fix the powers, designations, preferences, and relative, participating, optional or other rights thereof without any further vote or action by our shareholders. The issuance of preferred stock could dilute the voting power of holders of our common stock and could have the effect of delaying or preventing a change in control of Itron. Certain provisions of our Restated Articles of Incorporation, Restated Bylaws, shareholder rights plan and employee benefit plans, as well as Washington law, may operate in a manner that could discourage or render more difficult a takeover of Itron or the removal of management or may limit the price certain investors would be willing to pay in the future for shares of our common stock.

     Itron is subject to regulatory compliance:

     We are subject to various federal and state governmental regulations related to occupational safety and health, labor, and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to produce our products. We believe that we are currently in material compliance with such regulations. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines on us, suspension of production, alteration of our production processes, cessation of operations, or other actions which could materially and adversely affect our business, financial condition, and results of operations. In the ordinary course of our business, we use metals, solvents, and similar materials, which are stored on site. The waste created by use of these materials is transported off site on a regular basis by a state-registered waste hauler. Although we are not aware of any material claim or investigation with respect to these activities, there can be no assurance that such a claim will not arise in the future, or that the cost of complying with governmental regulations in the future, will not have a material adverse effect on us.

     Itron's stock price may be extremely volatile:

     The market price of Itron common stock has experienced significant fluctuations since Itron became a publicly traded company in October 1996 and is likely to fluctuate significantly in the future. Itron's stock price can fluctuate for a number of reasons, including but not limited to:

     .  announcements about Itron or its competitors;

     .  quarterly variations in operating results;

     . the introduction of new technology or products or changes in product pricing policies by Itron or its competitors;

     .  changes in the regulatory environment;

     . comments regarding Itron and the data storage market made on Internet bulletin boards; and

     . changes in earnings estimates by analysts or changes in accounting policies.

     In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Itron common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800 SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. You can obtain a copy of the registration statement and its exhibits from the SEC at the address listed above or from the SEC web site.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     .  Our Current Report on Form 8-K as filed on March 1, 2002.

     . Our Annual Report on Form 10-K/A for the year ended December 31, 2000 as filed on March 1, 2002.

     . Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2001 as filed on March 11, 2002.

     . Our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001 as filed on March 11, 2002.

     . Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2001 as filed on March 11, 2002.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. We will not provide copies of information unless we specifically incorporated the exhibits by reference in this prospectus. Attn: Investor Relations Department, Itron, Inc. 2818 North Sullivan Road, Spokane, Washington 99216-1897 (509) 924-9900.

                                 USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling shareholders listed on page 10. We will not receive any of the proceeds from the sale of our common stock offered by this prospectus.

                         DETERMINATION OF OFFERING PRICE

     The shares of common stock are being registered for sale on a continuous basis pursuant to Rule 415 of the Securities Act of 1933 and the selling shareholders may sell the shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately-negotiated transactions at prices and on terms prevailing at the time of any such sale. The price to the public, underwriting discounts and commissions and net proceeds to the selling shareholders from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made, if at all.

                              SELLING SHAREHOLDERS

     We issued the common stock covered by this prospectus in connection with our acquisition of LineSoft in March of 2002.

     We agreed to register these shares under the terms of the Merger Agreement; however, the shares remain subject to transfer restrictions contained in the two Support Agreements entered into between us and Fred A. Brown, and us and GFI (Support Agreements). The transfer restriction in the Support Agreements is for a period of one year and limits the number of shares that each of Fred A. Brown and GFI can sell, contract to sell, transfer or otherwise dispose of in any 30-day period, to no more than fifty percent (50%) of the Itron common stock received by each in connection with the consummation of this Merger.

     In addition, each selling shareholder represented that he, she or it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended. We agreed in the Merger Agreement to prepare and file a registration statement in connection with the transactions contemplated by the Merger Agreement and to bear all expenses, other than fees and expenses of counsel or other advisors for the selling shareholders and underwriting discounts and commissions and brokerage commissions and fees. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until one year after the date on which the shares were distributed by Itron to the selling shareholders.

     Unless otherwise noted below, no selling shareholder has had a material relationship with us within the past three years, except as a result of the ownership of the shares offered in this prospectus.

     The following table sets forth the name of each selling shareholder, the number of shares of common stock owned beneficially by each selling shareholder before this offering and the number of shares that may be offered pursuant to this prospectus. This information is based on information provided by the selling shareholders. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for re-sale from time to time subject to the transfer restrictions contained in the Support Agreements.

     Because the selling shareholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there currently are no agreements, arrangements or understandings, other than the Support Agreements, with respect to the sale of any of the selling shareholders' shares, we are unable to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering. Our registration of the shares does not necessarily mean that the selling shareholders will sell any or all of their shares, and the selling shareholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or part, any proposed sale of shares.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                                     Shares Beneficially          Number of Shares
                                                  Owned Prior to Offering      Which May Be Offered
                                                  -----------------------      --------------------
Name                                                Number     Percent(1)
----                                                ------     ----------
OCM/GFI Power Opportunities Fund L.P.                    0             0                    630,669

Fred A. Brown                                            0             0                    149,936

James F. Brown                                           0             0                     25,837

D.B.H. Chaffe, III                                       0             0                        436

Steve Gevurtz                                            0             0                      2,619

Steven Helmbrecht                                        0             0                      5,674

Linda Hemingway                                          0             0                      4,583

Robert Howells                                           0             0                        109

Johnny Humphreys(2)                                100,000(3)          *                      4,802

Tanya Miller                                             0             0                     10,331

Richard Tinsley                                          0             0                        436

John T. Wiitala                                          0             0                     13,002

Total                                              100,000(3)             *                 848,870

____________________

*  Less than 1%

(1) Applicable percentage of ownership is based on 16,344,662 shares of our common stock outstanding on February 28, 2002.
(2) Johnny Humphreys was Itron's President and CEO until June 7, 1999, and resigned as Chairman of Itron's Board of Directors on January 3, 2000.
(3) Does not include options to acquire 45,000 shares of Itron common stock, 32,500 of which are vested.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered, sold or distributed from time to time by the selling shareholders or by their respective pledgees, donees, transferees or other successors-in-interest. The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and re-sale by such broker-dealer for its account pursuant to this prospectus;

     . in an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

     .  an exchange distribution in accordance with the rules of such exchange;

     . in transactions "at the market" to or through market makers in our common stock;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . in other was not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales effected through agents;

     .  through transactions in options, swaps or other derivatives; and

     .  privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the re-sales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery of shares to the broker-dealer. The broker-dealer may then re-sell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may lend or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the re-sale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because such persons may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. As of March 11, 2002, the selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in the distribution of shares may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933, upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such selling shareholder and of the participating broker-dealer(s);

     .  the number of shares involved;

     .  the price at which such shares were sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .  other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Perkins Coie LLP, Seattle, Washington.

                                     EXPERTS

     Our financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 2, 2001, and February 5, 2002, as to Note 16 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for revenues discussed in Note 1, and the restatement discussed in Note 16), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses of the registrant in connection with the sale of the shares being registered. All amounts are estimates except the SEC registration fee. The selling shareholders will bear no portion of these expenses.

          SEC registration fee                                      $   5,513
          Legal fees and expenses                                   $  15,000
          Accounting fees and expenses                              $   8,000
          Miscellaneous fees and expenses                           $   1,000
                                                                    ---------
          Total                                                     $  29,513
                                                                    =========

Item 15.  Indemnification of Directors and Officers

          Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual's official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation's best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

          . acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

          . conduct of a director or officer finally adjudged to be an unlawful distribution; or

          . any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which the director or officer was not legally entitled.

          Itron's restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron's restated bylaws, this right to indemnification is a contract right.

          Itron's restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense, under the Washington Business Corporation Act. Itron's restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

          Unless limited by the corporation's articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders' meeting. Itron's restated articles of incorporation do not limit indemnification if the director or officer is wholly successful on the merits of the action.

Item 16.  Exhibits

        Exhibit Number     Description of Exhibit
        --------------     ----------------------

              2.1 Agreement and Plan of Reorganization, dated February 14, 2002, and as amended effective February 26, 2002, among Itron, Inc., LS Combination, Inc., and LineSoft Corporation.*

              4.1 Support Agreement, dated as of February 14, 2002, between Itron, Inc., and Fred A. Brown.*

              4.2 Support Agreement, dated as of February 14, 2002, between Itron, Inc., and OCM/GFI Power Opportunities Fund L.P.*

              5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

             23.1 Consent of Deloitte & Touche LLP, independent auditors

             24.1          Power of attorney (contained on signature page)
             --------------
             * Incorporated by reference to designated exhibit included in Itron's Current Report on Form 8-K dated March 1, 2002

Item 17.  Undertakings

        A. The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     D. The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective: and (2) For the purposes of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Spokane, state of Washington, on the 12th day of March, 2002.

                                         Itron, Inc.

                                             By: /s/ David G. Remington
                                                --------------------------------
                                             David G. Remington, Vice President
                                             and Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes LeRoy D. Nosbaum and David G. Remington, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 12th day of March, 2002.



     Signature                             Title
     ---------                             -----

     /s/ S. Edward White                   Chairman of the Board
     ------------------
     S. Edward White

     /s/ LeRoy D. Nosbaum                  Chief Executive Officer
     --------------------
     LeRoy D. Nosbaum

     /s/ Robert D. Neilson                 President and Chief Operating Officer
     ---------------------
     Robert D. Neilson

     /s/ David G. Remington                Vice President and Chief Financial
     ----------------------                Officer (Principal Financial and
     David G. Remington                    Accounting Officer)

     /s/ Michael B. Bracy                  Director
     --------------------
     Michael B. Bracy

     /s/ Michael J. Chesser                Director
     ----------------------
     Michael J. Chesser

     /s/ Ted C. DeMerritt                  Director
     --------------------
     Ted C. DeMerritt

     /s/ Jon E. Eliassen                   Director
     -------------------
     Jon E. Eliassen

     /s/ Mary Ann Peters                   Director
     -------------------
     Mary Ann Peters

     /s/ Thomas S. Glanville               Director
     -----------------------
     Thomas S. Glanville

     /s/ Graham M. Wilson                  Director
     --------------------
     Graham M. Wilson

                                  EXHIBIT INDEX

        Exhibit Number     Description of Exhibit
        --------------     ----------------------

              2.1 Agreement and Plan of Reorganization, dated February 14, 2002, and as amended effective February 26, 2002, among Itron, Inc., LS Combination, Inc., and LineSoft Corporation.*

              4.1 Support Agreement, dated as of February 14, 2002 by and between Itron, Inc. and Fred A. Brown.*

              4.2 Support Agreement, dated as of February 14, 2002 by and between Itron, Inc. and OCM/GFI Power Opportunities Fund L.P.*

              5.1 Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock

             23.1 Consent of Deloitte & Touche LLP, independent auditors

             24.1          Power of attorney (contained on signature page)
---------------
* Incorporated by reference to designated exhibit included in Itron's Current Report on Form 8-K dated March 1, 2002.